Exhibit 99.B(p)(20)

Easterly Investment Partners LLC
Easterly Securities LLC

Code of Ethics Policy

Effective October 2, 2023
Updated: March 15, 2024

CONFIDENTIAL

Table of Contents

Topic	Page
Statement of General Policy	3
Standards of Business Conduct	5
Conflicts of Interest	6
Reporting Violations	11
Insider Trading Policy	8
Employee Personal Trading	11
Prohibited Transactions	16
Gifts and Entertainment	17
Political Contributions	19
Outside Business Affiliations	20
Employee Compliance Procedures	21
Certifications	23
Recordkeeping	24
Administration, Recordkeeping and Enforcement	25
Definitions	26

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Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Easterly Investment Partners LLC (“Easterly”), Easterly Funds LLC (“EF”), and Easterly Securities LLC, collectively “Easterly” and is designed to comply with Rules 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) and 17j-1 under the Investment Company Act of 1940 (the “1940 Act”).

This Code establishes rules of conduct for all employees, directors, and officers of Easterly and is designed to, among other things, govern personal securities trading activities in the accounts of employees, immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that Easterly and its employees owe a fiduciary duty to Easterly clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Easterly continue to be applied. The purpose of the Code is to preclude activities which can lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Easterly and its employees are prohibited from engaging in fraudulent, deceptive, or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that Easterly has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Easterly and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;
•	The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;
•	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and
•	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Easterly expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Easterly. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Easterly. Easterly’s reputation for fair and honest dealing with its clients has taken considerable time to build. This

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standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the Chief Compliance Officer regarding any questions about the Code or the application of the Code to their individual circumstances. Employees must also understand that a material breach of the provisions of the Code can constitute grounds for disciplinary action, including termination of employment with Easterly.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for Easterly employee conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the Chief Compliance Officer. The Chief Compliance Officer may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

In summary, the Easterly Code is intended to reflect fiduciary principles that govern the conduct of Easterly and its Employees. The Code is supplementary to an Employees duty to comply with the Easterly Code of Business Conduct.

The Chief Compliance Officer will periodically report to Easterly senior management to document compliance with this Code.

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Standards of Business Conduct

Easterly places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and requires that all employees comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Easterly employees as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest in or accounts over which the supervised person exercises control as well as transactions by members of the supervised person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for Easterly or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Sections 208(d) and 48(a) of the Advisers and 1940 Act, respectfully, makes it unlawful for any person indirectly, or through or by any other person, to do any act or thing which it would be unlawful for such person to do directly under the provisions of these respective titles or any rule or regulation thereunder.

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Conflicts of Interest

Easterly shall seek to identify and review conflicts of interest. Ongoing identification of conflicts and potential conflicts of interest will assist the firm in addressing situations that could have a negative impact on the interests of our clients.

Conflicts of interest may arise under any number of circumstances, including, for example, various lines of business or outside business activities. Conflicts can also arise where the firm or its employees have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of employees). Such favoritism would constitute a breach of fiduciary duty and is strictly prohibited.

In addition, access persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

To assist the firm in identifying conflicts and potential conflicts of interest, and to meet our reporting obligations to the registered investment companies to which the firm provides investment management services, Easterly has adopted the procedures set forth below. Additional procedures set forth throughout this Code of Ethics also seek to prohibit situations giving rise to conflicts of interest or to otherwise ensure our fiduciary duties. Employees are always encouraged to raise concerns regarding any situation that could constitute a conflict or potential conflict of interest with firm clients to the Chief Compliance Officer.

1.	Easterly shall request that conflicts arising from Easterly’s, its principals’, its executive officers’, or their affiliates’ (whether affiliated with Easterly or not) (hereafter jointly referred to as “Parties”) other business activities be reported to the Chief Compliance Officer. Any such activities are tracked, and the Chief Compliance Officer shall seek to reasonably ensure that these activities are disclosed in the firm’s Form ADV as required and/or appropriately mitigated. Easterly has created an Employee Questionnaire for these purposes.

2.	Easterly has established, pursuant to this Code of Ethics, a review process to identify potential conflicts of interest that may arise between our clients and the Parties as a result of, among other things:

a.	The operation of a non-investment management business in which Easterly or an affiliated person of Easterly engages;

b.	Easterly engaging in a new business;

c.	Easterly making available new investment products or services; and Easterly changing significantly the manner in which it operates its investment management business.

3.	Easterly shall document the results of conflict of interest reviews of any registered investment company managed by the firm by responding to quarterly certifications, or other reasonable requests for information.

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Statement of Easterly Policy on Insider Trading and Disclosure

Introduction

This Statement of Easterly Policy on Insider Trading and Disclosure (this “Insider Trading Policy”) is designed to prevent insider trading or the appearance of impropriety, to satisfy Easterly’s obligation to reasonably supervise the activities of its personnel, and to help Easterly personnel avoid the severe consequences associated with violations of insider trading laws. It is your obligation to understand and comply with this Insider Trading Policy. You should refer all inquiries regarding this Insider Trading Policy to the officer, employee or consultant designated from time to time by the Company to serve as its insider trading compliance officer (the “Compliance Officer”).

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose you, other employees and Easterly to significant monetary fines and stringent penalties. and/or issue an order permanently barring you from the securities industry. Easterly and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties of up to the greater of $1,275,000 or three times the profit made, or loss avoided, as well as criminal penalties of up to $25,000,000, and could under certain circumstances be subject to private lawsuits. Finally, employees and Easterly may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by employees of Easterly and their immediate family members.

General Policy

No supervised person should trade, either personally or on behalf of others (such as investment funds and private accounts managed by Easterly), while in the possession of material, nonpublic information, nor should any personnel of Easterly communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

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Material information also can relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also could be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Easterly’s securities recommendations and client securities holdings and transactions.

2. What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3. Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Easterly (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to the Chief Compliance Officer.
•	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.
•	Do not communicate the information inside or outside the firm, other than to the Chief Compliance Officer.
•	After the Chief Compliance Officer has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the Chief Compliance Officer before taking any action. This high degree of caution will protect you, our clients, and the firm.

4. Contacts with Public Companies

Contacts with public companies may represent an important part of our investment and research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, during these contacts, a supervised person of Easterly or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Easterly must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact the Chief Compliance Officer immediately if you believe that you may have received material, nonpublic information.

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Other examples for consideration are: research and political consultants, virtual data rooms (VDRs), sub-advisers selected to manage client assets/accounts, as the case may be.

5. Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Employees of Easterly and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6. Restricted/Watch Lists

The Chief Compliance Officer may consider placing certain securities on a “restricted list. Employees are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of employees are expected to regularly have material, nonpublic information should generally be placed on the restricted list. The Chief Compliance Officer would take steps to immediately inform all employees of the securities listed on the restricted list. Although Easterly does not typically receive confidential information from portfolio companies or other sources, it may, if it receives such information, take appropriate procedures to establish restricted or watch lists in certain securities.

An example of a security on the restricted list is Easterly Government Properties (DEA), given the affiliate relationship between Easterly Investment Partners and Easterly Government Properties as a publicly traded company. Trades by individuals who own DEA stock must be precleared and are subject to trading windows. Insiders of DEA, such as Board members who also have a direct relationship with Easterly, are also subject to the Easterly Government Properties Insider Trading Policy and have unique reporting and filing requirements. Contact the Chief Compliance Officer at Easterly and/or DEA with specific questions regarding DEA stock trading matters.

The Chief Compliance Officer can also place certain securities on a “watch list.”

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Securities issued by companies about which a limited number of employees possess material, nonpublic information would generally be placed on the watch list. The list will be disclosed only to the Chief Compliance Officer and a limited number of other persons who are deemed necessary recipients of the list because of their roles within the company. Currently, Easterly does not have a watch list.

7. Reporting Potential Insider Trading Activity

You should refer all inquiries regarding this Insider Trading Policy to the officer, employee or consultant designated from time to time by the Company to serve as its insider trading compliance officer (the “Compliance Officer”).

Your failure to observe this Insider Trading Policy could lead to significant legal problems, including fines and/or imprisonment, and could have other serious consequences, including the termination of your employment or service relationship with the Company.

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Employee Personal Trading

General Policy

Easterly has adopted the following principles governing personal investment activities by Easterly’s employees:

•	The interests of client accounts will at all times be placed first;
•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and
•	Employees must not take inappropriate advantage of their positions.

Covered (Reportable) Accounts

Easterly Access persons and ES registered representatives are required to disclose covered accounts and holdings as defined (see “Definitions” section) within 10 days of hire or becoming an Access person. Subsequent changes to such accounts must be disclosed on a timely basis (no less than quarterly) to the firm in ComplySci. An automatic transaction feed from the broker where the account is held will be established between the broker and ComplySci, where available. In the event an automatic feed is unavailable on the platform, paper statements will be required to be uploaded on a quarterly basis.

Covered (Reportable) Securities

See Definitions section for a full listing of Reportable Securities requiring reporting and preclearance.

Pre-Clearance Standards

General: Trades will only be pre-cleared if it is determined that, considering all of the facts and circumstances, the transaction is consistent with the provisions of this Code of Ethics.

Compliance with Insider Trading Policies: In connection with requesting preclearance of a personal securities transaction, Access Persons are reminded of their obligation to adhere to applicable Easterly policies with respect to material and non-public information.

Duties of Investment Persons: A security shall be considered to be recommended when a buy or sell recommendation is made by an Investment Person for a Client’s account, or such recommendation is under active consideration by an Investment Person. An Investment Person may not fail to make a recommendation to a Client in order to avoid limitations on or conflicts with regard to his or her personal securities transactions.

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PreClearance Process

Easterly Access persons and ES registered representatives are required to preclear transactions in covered securities as defined (see “Definitions” section) in accordance with the following process:

•	Enter a trade preclearance request into ComplySci indicating:

o	Transaction type
o	Quantity of shares to be traded
o	Security to be traded (trades may not be batched into a single preclearance request – enter individually) and ensure that the security populated in the Selected Security field is accurate

Select “Advanced Search” for additional information in identifying the correct security

o	Click Submit

Any Access person that has an urgent need to trade should contact the Compliance department in advance of submission to help identify and manage any potential conflicts.

•	Your request will be automatically reviewed against certain trade rules in the system

o	Restricted List: Any security that appears on the restricted list would result in a Review or Denial of a preclearance request.
o	Firm Trade Conflicts:: Access Persons are prohibited from trading within 2 days before or after and the day of a client trade.

•	PreClearance decisions:

o	Approvals: Good for day of approval only. If trading is not completed by the end of the day, a new PreClearance Request must be reentered the following day.
o	Denials: Any preclearance request that receives a Denial will be denied for the entire day and must be resubmitted the following day.
o	Requested: The Compliance department will make every effort to review PreClearance requests within an hour of submission.

PreClearance Required for Participation in IPOs

No Easterly Access person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Easterly Securities LLC personnel:

Registered representatives of Easterly Securities LLC are prohibited from investing in IPOs.

They may purchase securities offered only on the secondary market.

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Restricted Securities List

No supervised person shall acquire any beneficial ownership in stock or other security for an individual company without the prior written approval of the Chief Compliance Officer or other designated individual. Restricted lists will be maintained for each of the clients (funds) and investment requests will be checked against these lists.

Blackout Periods

Access persons may not trade (buy or sell) a security (or a derivative of the security) directly or indirectly which has been traded for a client account of the firm within 2 days (before and after) of the client's trading activity (trade date = Day 0). If there is a securities trade in a client account, any employee preclearance request to trade in the same security or a derivative of that security will be denied for that day and for the two days following the client trade. If a securities transaction is executed by a client within two (2) business days after an Access person executed a transaction in the same security, the Chief Compliance Officer will review the supervised person’s and the client’s transactions to determine whether the supervised person did not meet his or her fiduciary duties to the client in violation of this Code.

Interested Transactions

No supervised person shall recommend any securities transactions for a client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

•	any direct or indirect beneficial ownership of any securities of such issuer;
•	any contemplated transaction by such person in such securities;
•	any position with such issuer or its affiliates; and
•	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest

Beneficial Ownership

An Access or supervised person may, directly or indirectly, acquire or dispose of beneficial ownership (as defined in Section 16 of the Securities Act of 1934) of a reportable security in a publicly listed company, an initial public offering or a limited offering, only if: (i) such purchase or sale has been approved, prior to execution, by the Compliance Officer or supervisory person designated by Easterly; (ii) the approved transaction is completed by the close of business on the second trading day after approval is received; and (iii) the designated supervisory person has not rescinded such approval prior to execution of the transaction. Post-approval is not permitted.

Private Securities Transactions

Prior to participating in any private securities transaction, an associated person of the broker/dealer shall provide written notice to the member with which he is associated describing in detail the proposed transaction and the person's proposed role therein and stating whether he has received or may receive selling compensation in connection with the transaction; provided however that, in the case of a series of related transactions in which no selling compensation has been or will be received, an associated person may provide a single written notice.

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Pre-Clearance Required for Private or Limited Offerings

No supervised person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

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Prohibited and Limited Transactions

All Access Persons are required to obtain approval from the CCO before they acquire securities in an Initial Public Offering. Approval shall be obtained by following the Pre-Clearance Procedures set forth elsewhere in this Code of Ethics, or as otherwise directed by the CCO.

Front Running

The term “front-run” means knowingly trading before a contemplated transaction by a Client, whether or not the Access Person’s trade and the Client’s trade take place in the same market, in order to take advantage of, or avoid changes in, market prices effected by Client transactions in a Reportable Security. An Access Person is prohibited from front-running.

Scalping

An Access Person is prohibited from purchasing (or selling short) a Reportable Security (or its economic equivalent) with the intention of recommending that the security be purchased (or sold) for a Client for the purpose of supporting or increasing (or protecting) the price of the security for the benefit of the Access Person, rather than the benefit of the Client. This activity, referred to as “scalping” is prohibited whether or not an Access Person realizes a profit from the subject transaction.

Blackout Periods

An Access Person is prohibited from engaging in a transaction in a Reportable Security which such person knows or should have known at the time there to be pending, on behalf of any Client, a “buy” or “sell” order in the same or related security or instrument. The existence of recent Client trades and pending orders will be checked as part of the Pre-Clearance Process described elsewhere in this Code of Ethics, and pre-clearance may be denied if the CCO determines it is inconsistent with the best interests of any Client.

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Limit Orders

Access Persons that are subject to the pre-clearance provisions of this Code of Ethics generally should avoid placing “good until cancelled” orders or any limit orders other than a “same-day” limit order. Such orders are difficult to pre-clear and can cause inadvertent pre-clearance violations.

Trading Activity

You are discouraged from engaging in a pattern of investment transactions that either: is so frequent as to potentially impact your ability to carry out your assigned responsibilities, give rise to conflicts or perceived conflicts with the best interest of Easterly’s clients, or uses company resources for personal gain. At the discretion of the CCO, your supervisor may be notified of excessive trading.

Insider Trading

Access Persons are reminded that they are prohibited from trading, either personally or for the accounts of the Fund or other Clients, while in possession of material non-public information or communicating material non-public information to others in violation of the law. Access Persons are responsible for ensuring they are in compliance with any insider trading policies and procedures that may be applicable to them, including Easterly’s Insider Trading Policy and Easterly’s Standards of Business Conduct.

Hedge Funds, Investment Clubs and Partnerships

Access Persons (except Independent Fund Directors and Independent Easterly Directors) are not permitted to participate in hedge funds, investment clubs, partnerships or other similar investment vehicles unless approved in advance by the CCO (or his or her designee). Any approval will be conditioned upon the person providing a written certification that he or she does not and will not have any direct or indirect influence or control over trading for such vehicle, or alternatively, subjecting all the underlying securities or commodity trading in the vehicle to the Code of Ethics, including the Code of Ethics’ pre-clearance and reporting requirements, as applicable.

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Gifts and Entertainment

General Policy Statement: Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Easterly has adopted the policies set forth below to guide employees in this area.

Easterly’s specific policy requirements with respect to gifts and entertainment are as follows:

Gifts

Clients or Prospective Clients of the Firm (including Investment Consultants. No Staff member may give or accept lavish or otherwise extravagant gifts to or from an investor, prospective investor, or any person or entity that does or seeks to do business with or on behalf of Easterly (including vendors, service providers and consultants).

Note: FINRA registered representatives of Easterly Securities LLC are subject to the regulatory gift limit of one hundred dollars ($100) per individual recipient per year, which is calculated by aggregating all gifts and gratuities given by the Firm or the Firm's personnel on a calendar year basis, per FINRA Rule 3220.

Government Officials. No gift or entertainment event of any value involving government officials or their families may be given or sponsored by Easterly or any Staff member without the prior written approval of the Compliance Officer. Please refer to Political Contributions for additional information.

Cash. No Employee may give or accept cash gifts or cash equivalents, e.g., gift cards, etc., to or from clients, brokers, vendors, or other persons that do business with the Firm.

Solicitation of Gifts. All solicitation of gifts or gratuities is considered unprofessional and is strictly prohibited.

Entertainment

Clients or Prospective Clients of the Firm (including Investment Consultants. Employees may receive or provide reasonable entertainment to such persons provided that (i) there is a specific business purpose for the entertainment; (ii) both the Employee and the recipient are present; Employees may not provide entertainment that is considered lavish or extravagant.

Entertainment having a reasonable value at which both the Employee and the giver are present (e.g., business lunches and dinners, sporting and cultural events) may be accepted. Employees may not accept entertainment that is (i) considered lavish or extravagant and unless (i) unless there is a specific business purpose for such event; (ii) both the Employee and the giver are present.

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No Quid pro quo. Furthermore, Staff members should not accept entertainment from any person in connection with Easterly’s business if the acceptance of such would influence any material decision of such Staff member or otherwise cause the Staff member to feel obliged to do something in return for the entertainment.

Charitable Contributions. Employees may not solicit charitable contributions from Clients, brokers, vendors, or other persons that do business with the Firm without the prior approval of the Chief Compliance Officer in ComplySci. All such approvals must be documented and include information regarding the Employee, the charity, the date of the solicitation and the amounts received.

Reporting Requirements

The Chief Compliance Officer will maintain a gift log in ComplySci that records all gifts sent and received. Each employee is responsible for reporting ALL gifts sent to or received from clients.

The reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the Chief Compliance Officer.

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Political Contributions Requirements

The Firm and its covered associates* shall not make, coordinate or solicit any person, party or political action committee (PAC) to make a political contribution to an official of a government entity (as defined in Rule 206(4)-5 of the Investment Advisers Act and FINRA Rule 2030 – see Definitions) on behalf of an investment adviser that provides or is seeking to provide investment advisory services for compensation to such government entity within two years after a contribution to an official of the government entity is made by the Firm or a covered associate (including a person who becomes a covered associate within two years after the contribution is made).

•	New Hires: Political contributions made by a potential new hire of the adviser within the prior 6 months must be disclosed on or before hire to allow for a potential conflicts analysis.
•	Contribution Threshold: Contribution thresholds are not to exceed $350 in a jurisdiction where the covered associates is entitled to vote or $150 where the covered person is not entitled to vote. Similar restrictions may apply to gifts or benefits given to non-U.S. officials.
•	Preclearance: Prior to making a non-Federal political contribution, defined as a gift, subscription, loan, advance or deposit of money or anything of value, by Easterly or covered person of the firm, the proposed contribution must be cleared by the Compliance officer (regardless of amount), who will consult with others, as required.

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Outside Business Affiliations

Access Persons must report every activity, described below, that they are, or wish to get involved in must be disclosed within 10 days from the start date of the activity or when you become an Access Person.

A person may be engaged in an outside business activity if they are:

a) employed by any other person or entity;

b) receiving compensation from any other person or entity;

c) serving as an officer, director, or partner of another entity, including a non-profit; or

d) serving in a fiduciary capacity (e.g., trustee, executor or power of attorney) for someone other than a family member, including a non-profit for which that person may have fiduciary responsibility.

No supervised person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by the Compliance Officer or a designated supervisory person based upon a determination that any such board service or officer position would not be inconsistent with the interest of Easterly's clients. Where board service or an officer position is approved, Easterly would implement appropriate procedures to isolate such person from making decisions relating to the company’s securities and/or that of its affiliates.

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Access Person Compliance Procedures

Pre-clearance

An Access or person may, directly or indirectly, acquire or dispose of beneficial ownership of a reportable security or publicly listed company only if: (i) such purchase or sale has been approved by a supervisory person designated by Easterly; (ii) the approved transaction is completed by the close of business on the second trading day after approval is received; and (iii) the designated supervisory person has not rescinded such approval prior to execution of the transaction. Post-approval is not permitted.

Clearance must be obtained by completing a Pre-clearance Request Form in ComplySci. The Chief Compliance Officer monitors all transactions by all Access persons to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of front running.

Advance trade clearance in no way waives or absolves any supervised person of the obligation to abide by the provisions, principles and objectives of this Code.

Note that preclearance is provided for a single day of trading. All trading in the security for which an employee has received preclearance must be completed on the day of approval. If trading is not completed, another preclearance request must be submitted.

Reporting Requirements

Every supervised and Access person shall provide initial and annual holdings reports and quarterly transaction reports to the Chief Compliance Officer which must contain the information described below, or provide duplicate electronic trade confirms and statements. The initial and annual holdings will be disclosed via the ComplySci Dashboard. As part of the onboarding process the associated person will be provided a user id and will be asked to set up a confidential password to the system. It is the policy of Easterly that each supervised person must arrange for their brokerage firm(s) to send electronic duplicate brokerage account statements and trade confirmations of all securities transactions to the Chief Compliance Officer (via ComplySci).

As required by Section 16 of the Securities Act of 1934 employees must also disclose beneficial ownership of more than 10% of any class of a registered equity security or publicly listed company, as well as directors and officers of the issuer of such security (collectively, “Section 16 Persons”). The Firm is a Section 16 Person if its clients collectively hold more than 10% of any class of a registered equity or publicly listed company.

If based upon the Firm’s trading activity, the CCO determines that the Firm must make any securities filings, the CCO will ensure that such filings are filed in a timely manner.

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Quarterly Transaction Reports

Every supervised person must, no later than ten (10) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the employees had any direct or indirect beneficial ownership:

•	The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;
•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the reportable security at which the transaction was effected;
•	The name of the broker, dealer or bank with or through whom the transaction was effected; and
•	The date the report is submitted by the supervised person.

Exempt Transactions

A supervised person need not submit a report with respect to:

•	Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;
•	Transactions effected pursuant to an automatic investment plan;
•	A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Easterly holds in its records so long as the firm receives the confirmations or statements no later than 10 days after the end of the applicable calendar quarter;
•	Any transaction or holding report that Easterly already has on a supervised person, so long as the firm maintains records of the information otherwise required to be reported

Monitoring and Review of Personal Securities Transactions

The Chief Compliance Officer or designee monitors and reviews all reports required under the Code for compliance with Easterly policies regarding personal securities transactions and applicable SEC rules and regulations. The Chief Compliance Officer will also initiate inquiries of employees regarding personal securities trading, if necessary. Supervised and Access persons are required to cooperate with such inquiries and any monitoring or review procedures employed by Easterly. Any transactions for any accounts of the Chief Compliance Officer will be reviewed and approved by a designated supervisory person. The Chief Compliance Officer shall at least annually identify all employees who are required to file reports pursuant to the Code and will inform such employees of their reporting obligations.

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Certifications

Initial, Quarterly and Annual Accounts & Holdings, Political Contribution, Gifts & Entertainment and Code of Ethics Policy Receipt Disclosure and Certification:

All Access Persons are provided with an electronic copy of the Code and must initially certify electronically via ComplySci to the Chief Compliance Officer that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; (iv) complied with all requirements of the Code (as applicable); and (v) report all account holdings as required by the Code.(v) report political contributions made within the last two years.

Acknowledgement of Policy Amendments: All employees shall receive any amendments to the Code and must certify to the Chief Compliance Officer electronically via ComplySci that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Further Information: Employees should contact the Chief Compliance Officer regarding any inquiries pertaining to the Code or the policies established herein.

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Recordkeeping Requirements

The Chief Compliance Officer shall maintain the following records for a period of not less than five years, the first two in an easily accessible place. Easterly utilizes the ComplySci system to comply with recordkeeping requirements of the Code of Ethics.

•	A copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;
•	A record of any violation of Easterly’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
•	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of Easterly; A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;
•	A list of all persons who are, or within the preceding five years have been, Access persons;
•	A record of any decision and reasons supporting such decision to approve a employees' acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Retention Period

Copies of the Code of Ethics (and any amendments thereto) must be kept for five years after the last date it was in effect. Copies of receipt acknowledgements of the Code of Ethics must be kept for five years after the date the signers cease being subject to the Code of Ethics. Lists of Access Persons and Investment Persons must be kept for five years, even if some of the individuals listed are no longer classified as such. Each other record shall be maintained for a period of not less than five years from the end of the fiscal year during which the last entry was made on such record.

Confidentiality

All procedures, reports and records monitored, prepared or maintained pursuant to the Code of Ethics shall be considered confidential and proprietary, and shall be maintained and protected accordingly.

The Code of Ethics is solely for internal use by the Companies and none of the Code of Ethics or any forms, reports or other records created hereunder:

(i)	constitute an admission, by or on behalf of any individual or any Company or its affiliates, as to any fact, circumstance or legal conclusion;

(ii)	evidence, describe or define any relationship of control between or among any persons;

(iii)	form the basis for describing or defining any conduct by an individual or Company or its affiliates that should result in such person being liable to any other person, except insofar as conduct in violation of the Code of Ethics is sufficient cause for any sanction hereunder up to and including termination of employment or any other association with a Company or its affiliates.

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Administration, Recordkeeping and Enforcement

Compliance Training Program

Easterly’s CCO is responsible for developing a compliance training program designed to ensure that all personnel who are subject to the CODE OF ETHICS are furnished a copy of the Code of Ethics and have read and understand their responsibilities under it. Easterly’s CCO is also responsible for ensuring that the compliance training program and procedures (discussed below) are kept current and personnel are informed of material changes and re-trained as needed. All individuals subject to the CODE OF ETHICS are required to participate in all compliance training programs that Easterly’s CCO determines are mandatory for them to attend.

Supervisory Process and Procedures

Easterly’s CCO is responsible for implementing compliance supervisory processes and procedures that are reasonably designed to prevent, detect and correct violations of the Code of Ethics. These procedures include the review of personal trading reports in order to detect potential issues such as: front-running, trades against the Restricted and Watch Lists and the 30 day profit rule.

Approval and Annual Review of Code of Ethics

Adoption of the Code of Ethics by Easterly shall be in accordance with their bylaws and other governing instruments. Any material changes to the Code of Ethics and policies and procedures reasonably designed to enforce its provisions and prevent violations, all as they relate to Easterly in its capacity as investment adviser. The CCO or designee shall review, at least annually, the adequacy of the Code of Ethics and the effectiveness of its implementation.

Interpretations, Waivers and Exceptions

The Chief Compliance Officer may interpret issues and waive or except compliance with provisions of the Code of Ethics if he or she finds that such interpretation, waiver or exception (i) is necessary to alleviate undue hardship, in view of unforeseen circumstance, or is otherwise appropriate under the facts and circumstances; (ii) is consistent with the purposes and objectives of the Code of Ethics; (iii) will not adversely affect the interests of any Clients, Easterly or its affiliates; and (iv) will not result in a transaction or conduct that would violate applicable law, regulations or fiduciary principles.

In addition, the Chief Compliance Officer and Easterly shall also certify annually in writing that Easterly has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

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Definitions

For the purposes of this Policy, the following definitions shall apply:

•	Access person: Any supervised person(s):(A) Who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or (B) Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. As providing investment advice is Easterly’s primary business, all of its directors, officers and partners are presumed to be Access persons.

•	may also include any other persons who the CCO determines to treat as Access Persons because of their status, the functions they perform or the information they obtain.

•	Client is consistent with the definition within the Investment Advisers Act but, in general, means any person for whom Easterly provides investment advisory services for compensation.

•	Beneficial Ownership is interpreted in the same way as in determining whether a person has beneficial ownership of a security for purposes of Section 16a-1(a) (2) of the Securities Exchange Act of 1934, and includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a security. For example, a person should consider himself or herself the beneficial owner of securities held by his or her spouse, his or her minor children, a relative who shares his or her home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him or her with sole or shared voting or investment power. If any Access Person has a question about whether he or she beneficially owns a security, he or she should consult the Chief Compliance Officer or designee.
•	Covered Associates (relating to Political Contributions): (1) a regulated person or (2) An executive officer, general partner, managing member (or, in each case, a person with similar status or function), or employee of the investment adviser. Covered associates are prohibited from doing anything indirectly that would be prohibited if done directly (e.g., directing a spouse or domestic/civil union partner to contribute to an official to avoid directly violating the Pay-to-Play Rule).
•	Government Official: any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.
•	Government Entity: (a) any federal, state, provincial or similar government, and any body, board, department, commission, court, tribunal, authority, agency or other instrumentality of any such government or otherwise exercising any executive, legislative, judicial, administrative or regulatory functions of such government or (b) any other government entity

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•	Immediate Family: generally means any relative by blood or marriage living in the individual’s household, any domestic partner or other minor child residing in his or her household and, whether or not living in the individual’s household, any other relative with respect to whose investments the individual has influence or control.
•	Initial Public Offering (IPO): a registered offering under the Securities Act of 1933, where the issuer, immediately before the registration, was not subject to the reporting requirements of the Securities Exchange Act of 1934. This term does not include secondary public offerings.
•	Investment Person: an Access Person who makes, or participates in making, decisions regarding the purchase or sale of securities by or on behalf of any Client and any person who directly assists in the process. Investment Persons include portfolio managers, assistant portfolio managers, research analysts, traders, and other individuals designated by the CCO.
•	Limited Offering: an offering exempt from registration under specific private offering and investor exemptions provided in the Securities Act of 1933. Such investments are commonly referred to as private placements.

•	Preclearance: Approval, authorization, or permission granted in advance of a particular activity.
•	Private Securities Transactions shall mean any securities transaction outside the regular course or scope of an associated person's employment with a member, including, though not limited to, new offerings of securities, or private securities, which are not registered with the Commission.
•	Reportable Account The term “reportable account” (also known as a (personal or covered account) means any securities account in which a Staff member has any direct or indirect “beneficial ownership,” and includes any personal account of the Staff member’s immediate family (including any relative by blood or marriage either living in the Staff member’s household or financially dependent on the Staff member).

•	Externally Managed Accounts: If an Employee directly or indirectly influences transactions in their managed/discretionary account, this account is considered to be a Personal Account.
•	Examples of a personal account:

•	An account owned by a Staff member or a Staff member’s spouse or domestic partner;
•	An account owned by a Staff member’s child who is under the age of 18;
•	An account owned by a Staff member’s child who is 18 or older, and the child (i) lives in the same household as the Staff member or (ii) the Staff member contributes in any way to the child’s support; and

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•	An account owned by any of the following persons who live in the Staff member’s household: (i) a stepchild; (ii) a grandchild; (iii) a parent; (iv) a grandparent; (v) a sibling; (vi) any of the foregoing who are in-laws.
•	401(k) accounts that offer a self-directed investment option (such as the Easterly 401(k) plan) which is actively used by the employee.

•	Reportable Security: includes all securities as defined in section 202(a)(18) of the Exchange Act of 1940 (15 U.S.C. 80b–2(a)(18), but is not limited to:

o	Debt and equity securities;
o	Options on securities, on indices, and on currencies;
o	Mutual funds advised or sub advised by Easterly or its affiliates•
o	All forms of limited partnership and limited liability company interests, including interests in private investment funds (such as hedge funds), and interests in investment clubs
o	also known as private securities transactions for FINRA registered representatives
o	Foreign unit trusts and foreign mutual funds; and
o	Exchange traded funds (“ETFs”) advised or sub-advised by Easterly or its affiliates
o	Cryptocurrency (not required to be precleared; subject to change)

Employees do not need to disclose accounts that can only hold the following types of investments:

o	Direct obligations of the U.S. government (e.g., treasury securities);
o	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements;
o	Shares issued by money market funds where the fund maintains a stable $1.00 net asset value, or cash or cash equivalents;
o	529 Plans;
o	Shares of open-end mutual funds and ETF’s that are not advised or sub-advised by Easterly (or Easterly ’s affiliates);
o	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are funds advised or sub-advised by Easterly (or Easterly’s affiliates);
o	Venture Capital Trusts/Enterprise Investment Schemes (EMEA); and
o	Bank Deposit Accounts

•	Restricted List: means a list maintained by the CCO in which trading for the account of any Easterly client, Easterly Account, or Easterly Access Person is prohibited with respect to a company in any securities or instruments issued by or with respect to the company (including derivatives on or related to the company or its securities). Securities or other instruments of companies on the Restricted List shall include securities or instruments for which Easterly and its personnel have inside information. A company will be removed from the Restricted Trading List only after the CCO determines that restricted status is no longer necessary.

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•	Watch list: Securities issued by companies about which a limited number of employees possess material, nonpublic information would generally be placed on the watch list.

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